                                   EXHIBIT 99

CONTACT: Richard L. Bready, Chairman
         Richard J. Harris, Vice President and Treasurer
         (401) 751-1600

RELEASE:  IMMEDIATE



                          NORTEK ANNOUNCES RECORD SALES

           1998 SALES INCREASE 53 PERCENT; NET EARNINGS UP 65 PERCENT;
                      AND EARNINGS PER SHARE UP 47 PERCENT


PROVIDENCE, RI, February 17,1999--NORTEK, INC. (NYSE:NTK), a leading manufacturer and distributor of high-quality building products, today announced strong growth and earnings for the fourth quarter and full year ended December 31, 1998. Growth was achieved in all of the Company's core businesses and was strengthened by three recent acquisitions: Ply Gem Industries, Inc., (August
1997), NuTone Inc., (July 1998), and Napco, Inc. (October 1998). Financial highlights included:

         o Net sales for the year of $1.7 billion, a 53-percent increase, from $1.1 billion for 1997.

         o EBITDA from continuing operations of $175.2 million, a 60-percent jump, from $109.7 million for the prior year.

         o Net earnings of $35.0 million, an increase of 65 percent, from last year's $21.2 million.

         o Diluted earnings per share rose 47 percent to $3.15, from $2.15 reported for 1997, on an average 1,258,000 more shares outstanding. Diluted EPS for 1998 and 1997 are after amortization of acquired goodwill and other intangibles of $1.22 per share and $.58 per share, respectively.

Richard L. Bready, Chairman and Chief Executive Officer, said, "As 1998 unfolded, we made tremendous progress in combining newly acquired businesses into our existing operations. This successful integration is helping accelerate our growth, and we now hold leadership positions in many of our major product lines.

"From a financial perspective, the Company continues to control costs and improve operating margins; 7.7 percent in 1998 from 7.3 percent in 1997, and 8.2 percent in the fourth quarter compared to 6.6 percent for the comparable period a year earlier. I'm particularly happy to note that we increased margins, earnings and EBITDA at a faster rate than the increase in net sales. All this was accomplished while integrating three large acquisitions, selling eight businesses and completing debt and equity offerings.

"Going forward, we remain in a favorable economic climate. Low inflation, high employment, low interest rates, strong liquidity and strong consumer confidence are shaping the fulfillment of the American dream of home ownership and extensive home remodeling and expansion. We are committed to growing our high-quality building products to help the realization of that dream. As we continue to assimilate our strategic acquisitions and grow our existing businesses, we fully expect to build shareholder value in NORTEK," added Bready.

                          STRONG FINANCIAL PERFORMANCE

Operating earnings for 1998 increased 60 percent to $133.1 million, from $83.0 million in 1997. Net interest expense for 1998 increased $35.5 million, to $75.8 million. The increase results principally from the sale of $210.0 million of 8 7/8-percent Senior Notes in July, 1998 and from debt issued during 1997, and debt assumed as part of the Ply Gem acquisition, being outstanding for the full year in 1998. For the fourth quarter, NORTEK reported net sales of $438.0 million, an increase of 5.4 percent from $415.7 million a year earlier.

Operating earnings for the quarter were $36.0 million, up 31 percent over last year's $27.4 million. EBITDA from continuing operations for the quarter rose 29 percent to $47.0 million, from $36.6 million in 1997. Net earnings for the 1998 fourth quarter were $11.4 million, more than three-and-one-half times the $3.1 million reported a year earlier. Fourth quarter 1998 diluted earnings per share of $.96 were three times the $.32 reported for the fourth quarter of 1997, on an average 2,090,000 additional shares outstanding.

During the quarter, NORTEK completed the sale of three businesses: Allied Plywood Corporation, M&S Systems LP, and Moore-O-Matic, Inc. For all of 1998, NORTEK sold eight businesses and realized gross cash proceeds in excess of $112.0 million, of which $28.0 million was used to reduce bank debt.

NORTEK is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. The Company offers a broad array of products for improving the environments where people live and work. Its products include range hoods and other spot ventilation products, heating and air conditioning systems, wood and vinyl windows and doors, vinyl siding products, indoor air quality systems, and specialty electronic products.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are intended to identify these forward-looking statements. These statements are based on the Company's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include the availability and cost of certain raw materials (including among others steel, copper, packaging materials, plastic, resins, glass, wood and aluminum) and purchased components, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment, inflation, Y2K readiness, currency translation, consumer spending levels, operating in international economies, the rate of sales growth, price and product liability claims. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's reports and filings with the Securities and Exchange Commission.

                                      # # #

                          NORTEK, INC. AND SUBSIDIARIES
             UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                    Fourth Quarter Ended                      Year Ended
                                                              December 31,       December 31,       December 31,     December 31,
                                                                  1998               1997               1998             1997
                                                                  ----               ----               ----             ----
                                                                                          (unaudited)
Net sales.................................................        $438,035          $415,716          $1,738,343        $1,134,129
                                                                 ---------         ---------        ------------       -----------

Cost of sales.............................................         315,932           310,437           1,274,950           825,805
Selling, general and administrative expenses..............          81,627            75,217             315,849           219,376
Amortization of acquired goodwill and other
     intangibles..........................................           4,482             2,687              14,416             5,967
                                                                 ---------         ---------        ------------       -----------
                                                                   402,041           388,341           1,605,215         1,051,148
                                                                 ---------         ---------        ------------       -----------

Operating earnings........................................          35,994            27,375             133,128            82,981
Gain on businesses sold...................................           4,000               ---               4,000               ---
Interest expense..........................................         (24,172)          (19,121)            (86,298)          (50,210)
Investment income.........................................           2,978             2,246              10,470             9,929
                                                                 ---------         ---------        ------------       -----------
Earnings from continuing operations
     before provision for income taxes....................          18,800            10,500              61,300            42,700
Provision for income taxes................................           7,900             4,900              27,300            16,300
                                                                 ---------         ---------        ------------       -----------

Earnings from continuing operations before
    extraordinary loss....................................          10,900             5,600              34,000            26,400
Earnings (loss) from discontinued operations..............             600            (2,500)              1,200            (5,200)
Extraordinary loss from debt retirements..................            (100)              ---                (200)              ---
                                                                 ---------         ---------        ------------       -----------
Net earnings..............................................       $  11,400         $   3,100        $     35,000       $    21,200
                                                                 =========         =========        ============       ===========
Net earnings (loss) per share of common stock:
Earnings from continuing operations:
          Basic...........................................       $     .93         $     .59        $       3.11       $      2.75
                                                                 =========         =========        ============       ===========
          Diluted.........................................       $     .92         $     .57        $       3.06       $      2.68
                                                                 =========         =========        ============       ===========
Earnings (loss) from discontinued operations:
          Basic...........................................       $     .05         $    (.26)       $        .11       $      (.54)
                                                                 =========         =========        ============       ===========
          Diluted.........................................       $     .05         $    (.25)       $        .11       $      (.53)
                                                                 =========         =========        ============       ===========
Extraordinary loss from debt retirements:
          Basic...........................................       $    (.01)              ---        $       (.02)              ---
                                                                 =========         =========        ============       ===========
          Diluted.........................................       $    (.01)              ---        $       (.02)              ---
                                                                 =========         =========        ============       ===========
Net earnings:
          Basic...........................................       $     .97         $     .33        $       3.20       $      2.21
                                                                 =========         =========        ============       ===========
          Diluted.........................................       $     .96         $     .32        $       3.15       $      2.15
                                                                 =========         =========        ============       ===========
Weighted average number of shares:
          Basic...........................................          11,713             9,524              10,923             9,605
                                                                 =========         =========        ============       ===========
          Diluted.........................................          11,876             9,786              11,113             9,855
                                                                 =========         =========        ============       ===========

EBITDA from continuing operations.........................       $  47,035         $  36,574        $    175,212       $   109,677
                                                                 =========         =========        ============       ===========

           The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.


                          NORTEK, INC. AND SUBSIDIARIES
                          -----------------------------
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
         ---------------------------------------------------------------


A. The unaudited condensed consolidated summary of operations for Nortek, Inc. and its subsidiaries (the "Company"), in the opinion of management, reflects all adjustments necessary for a fair statement of the periods presented. It is suggested that this unaudited condensed consolidated summary of operations be read in conjunction with the financial statements and the notes included in the Company's latest Annual Report on form 10-K/A, and its latest Quarterly Report on form 10-Q/A.

B. EBITDA from continuing operations is operating earnings plus depreciation and amortization expense (other than amortization of deferred debt expense and debt discount).

C. On July 31, 1998, the Company, through a wholly-owned subsidiary, purchased all of the issued and outstanding capital stock of NuTone Inc. ("NuTone"), a wholly owned subsidiary of Williams plc ("Williams") for an aggregate purchase price of $242,500,000. The purchase price was funded through the use of the net proceeds from the sale of $210,000,000 principal amount of 8 7/8% Senior Notes due August 1, 2008 (the "8 7/8 Notes") at a slight discount, which occurred on July 31, 1998, in a private Rule 144A offering to qualified investors together with approximately $44,800,000 of the cash proceeds received from the Common Stock Offering as defined below.

D. The following presents the unaudited Pro Forma net sales, depreciation and amortization expense (other than amortization of deferred debt expense and debt discount), operating earnings, earnings from continuing operations and diluted earnings from continuing operations per share of the Company for the year ended December 31, 1998 which gives pro forma effect to the sale of 2,182,500 shares of the Company's common stock in the second quarter of 1998 (the "Common Stock Offering"), the sale of $210,000,000 principal amount of 8 7/8% Notes and the acquisition of NuTone in July 1998, as if such transactions had occurred on January 1, 1998. Pro forma operating results do not give pro forma effect to dispositions of businesses that have occurred in 1998 or the acquisition of Napco, Inc. which occurred on October 9, 1998.

                                                                                          Year Ended
                                                                                      December 31, 1998
                                                                                      -----------------
                                                                          (In thousands except per share amounts)
        PRO FORMA
        Net sales...................................................                        $1,849,000
        Depreciation and amortization expense.......................                            47,400
        Operating earnings..........................................                           142,500
        Earnings from continuing operations.........................                            31,400
        Diluted earnings from continuing operations
           per share...............................................                              $2.63

Subsequent to the NuTone acquisition, the Company expects to realize approximately $15,000,000 in annual estimated cost reductions that can be achieved as a result of integrating NuTone into the Company's operations. The effect of these cost savings has not been included in determining the Pro Forma operating earnings. The NuTone cost savings are estimates and actual savings achieved could differ materially. The pro forma information presented does not purport to be indicative of the results which would have been reported if these transactions had occurred on January 1, 1998, or which may be reported in the future.

                          NORTEK, INC. AND SUBSIDIARIES
                          -----------------------------
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
         ---------------------------------------------------------------
                                   (CONTINUED)

D. On December 30, 1998, the Company completed the sale of certain assets, subject to the assumption of certain liabilities, of two wholly-owned subsidiaries: M&S Systems LP ("M&S") and Moore-O-Matic ("MOM") for approximately $27,500,000 in cash and recorded a pre-tax gain of approximately $4,000,000 ($.11 per diluted share, net of tax). For the year ended December 31, 1998, the two companies had combined net sales of approximately $42,100,000. M&S sells intercoms, built-in music and audio systems, central vacuum systems and related products. MOM sells automatic garage door openers, gate operators and electronic transmitters. The sale of M&S was pursuant to a consent agreement entered into by Nortek and the Federal Trade commission as part of the FTC's approval of Nortek's acquisition of NuTone Inc., in July of 1998.

F. In the fourth quarter of 1997, the Company adopted a plan of disposition for its Plumbing Products Group and provided a pre-tax reserve of $2,500,000 for future expenses including interest expense. In the year ended December 31, 1997, the loss for discontinued operations included an allocation of corporate interest expense of approximately $1,900,000. In 1998, approximately $1,000,000 of corporate interest expense was allocated against the reserve established in 1997. The Plumbing Products Group, including a product line included in the Company's Residential Building Products Group, was sold on July 10, 1998 and the Company recorded a $600,000 net after tax gain on the disposition in the third quarter of 1998.

     In the fourth quarter of 1998, the Company recorded, as discontinued operations, an income tax credit of approximately $600,000 as a result of the realization of a portion of the tax capital loss arising from the sale of the Plumbing Products Group.

G. Net sales for the Company's principal product groups for the fourth quarter and year ended December 31, 1998 and 1997 were as follows:

                                                      Fourth Quarter Ended                      Years Ended
                                                      --------------------                      -----------
                                                December 31,       December 31,       December 31,      December 31,
                                                    1998               1997               1998              1997
                                                    ----               ----               ----              ----
                                                                            (In millions)
Residential Building Products..............           $143.2             $ 99.8           $   475.0      $     381.6
Air Conditioning and Heating
   Products................................            108.5              101.1               465.2            419.4
Windows, Doors and Siding..................            146.1              133.7               536.8            189.0
Other......................................             16.8               15.4                69.2             21.4
Businesses sold............................             23.4               65.7               192.1            122.7
                                                      ------             ------            --------       ----------
          Total............................           $438.0             $415.7            $1,738.3       $  1,134.1
                                                      ======             ======            ========       ==========

NuTone contributed approximately $49,000,000 and $82,200,000 to the Company's net sales (Residential Building Products Group) for the fourth quarter and year ended December 31, 1998, respectively, and Napco contributed approximately $21,000,000 to the Company's net sales (Windows, Doors and Siding Group) for the fourth quarter and year ended December 31, 1998.